Exhibit 5.1

Photronics, Inc.
15 Secor Road
Brookfield, CT 06804

Re: Photronics, Inc. Registration Statement on Form S-8, filed on December 22, 2023 (the “Registration Statement”)

Ladies and Gentlemen:

I am furnishing this opinion of counsel to Photronics, Inc., a Connecticut corporation (the “Company”), for filing as Exhibit 5.1 to the Registration Statement relating to the issuance of up to 1,000,000 shares of the Company’s common stock, par value $0.01 per share (the “EICP Shares”) pursuant to the Photronics, Inc. 2016 Equity Incentive Compensation Plan, as approved at the Annual Meeting of Shareholders on March 16, 2023 (the “EICP Plan”).

For purposes of rendering this opinion, I have examined the EICP Plan, the Certificate of Incorporation, as amended, and Bylaws of the Company as restated, and the originals, or copies certified or otherwise identified to my satisfaction, of records of corporate proceedings of the Company, certificates of public officials and of representatives of the Company, and such other documents and records as I deemed necessary.  In such examination I have assumed the genuineness of all signatures, the authenticity of all corporate records and other documents submitted to me as originals and the conformity to original documents of documents submitted to me as certified or photostatic copies.

Based upon my examination as aforesaid, and in reliance upon my examination of such questions of law as I deemed relevant under the circumstances, I am of the opinion that:

1.	The Company is a corporation duly incorporated and legally existing under the laws of the State of Connecticut.

2.
The EICP Shares to be issued upon the exercise of stock options and the grant of restricted stock in accordance with the terms of the EICP Plan will be duly authorized and validly issued, and will be fully paid and non-assessable when stock options shall have been properly exercised and the exercise price shall have been paid for the EICP Shares in accordance with the terms of the EICP Plan.

I hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement.  In giving the foregoing consent, I do not thereby admit that I belong to the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated by the Commission thereunder.  Please note that I am Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of the Company and hold 80,500 options to purchase shares of the Company’s common stock, 231,092 shares of restricted stock including shares purchased through the Company’s Employee Stock Purchase Plan.

Very truly yours,

/s/ Richelle E. Burr
Richelle E. Burr
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
Photronics, Inc.